EXHIBIT 5.1


                               RUTAN & TUCKER, LLP
                         611 Anton Boulevard, Suite 1400
                          Costa Mesa, California 92626
                                 (714) 641-5100

                                January 19, 2000



Research Engineers, Inc.
22700 Savi Ranch Parkway
Yorba Linda, California 92887

            Re:   Form S-3 Registration Statement

Gentlemen:

            We have acted as special counsel to Research Engineers, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 215,000 shares of the Company's common stock, $.01 par value (the "Shares"). The Shares are being offered for sale by certain stockholders of the Company (the "Selling Stockholders") identified in the Registration Statement.

            On the basis of such investigations as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Stockholders have been duly authorized and are (or, upon exercise of warrants in accordance with their terms, will be) fully paid and nonassessable and have been (or, upon the execution and delivery of certificates representing Shares after exercise of warrants in accordance with their terms, will be) validly issued.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                                    Very truly yours,



                                    /S/ RUTAN & TUCKER, LLP